Exhibit 99.1

FOR IMMEDIATE RELEASE

Rock of Ages Completes Acquisition

of 16 Cemeteries In Kentucky

CONCORD, NEW HAMPSHIRE, January 3, 2001 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that it has completed the previously announced acquisition of 16 cemeteries and one granite memorial retailer in Kentucky formerly owned by the Loewen Group Inc. The purchase price was $6.8 million, representing approximately 90% of the 1999 revenue of the acquired entities.

Taken together, the 16 cemeteries have approximately 50,000 cemetery lots available for sale and 170 acres of undeveloped land available for future cemetery use.

In accordance with an agreement between Rock of Ages and Keith & Keith Enterprises LLC made prior to the latter's successful bankruptcy auction bid for 20 cemeteries, a memorial retailer, and 31 funeral homes owned by the Loewen Group, Rock of Ages took title to the 16 cemeteries and one memorial retailer directly from Loewen as the designee of Keith & Keith, a real estate investment partnership owned by John Keith and Roy Keith Jr. Simultaneously with the Rock of Ages transaction, Keith & Keith sold all of the funeral homes and remaining cemeteries to third parties with the exception of certain undeveloped acreage at a cemetery not purchased by Rock of Ages.

John Keith and Roy Keith Jr., the principals of Keith & Keith, have agreed to extensions of their existing employment contracts with Rock of Ages through December 31, 2004. They will assume responsibility for all of the Company's operations in Kentucky and Southern Illinois.

"This acquisition is an exceptional opportunity for Rock of Ages to dramatically expand our granite memorial market in Kentucky. The acquired businesses currently generate revenue of approximately $7.5 million annually, primarily from the sale of cemetery lots and flush markers. We believe that we can increase this contribution in two ways. First, we will open new retail memorial sales locations at the cemeteries that are not close to any of the retail outlets we already own in this state. Second, 14 of the 16 cemeteries involved in the transaction currently allow only flush bronze markers. We plan to establish upright granite monument sections in all but one of the sixteen cemeteries, which will give our customers freedom of choice in memorials and provide us with the opportunity to expand sales of Rock of Ages-branded memorials," said Kurt Swenson, chairman and chief executive officer of Rock of Ages.

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Rock of Ages Completes Acquisition of 16 Cemeteries In Kentucky

January 3, 2001

Page Two

"Our retail growth strategy is to create an integrated network to better and more efficiently serve consumers by providing them with more choices of memorials in each of the geographic regions in which we operate. Because Rock of Ages already has a good retail presence in the Kentucky market, all of the operational and management assets we need to properly integrate this new cemetery model into our overall retail concept are already in place. So we see this as a logical and low-risk opportunity to expand our retail business. Based on our experience in Kentucky, we would consider acquiring additional cemeteries in other regions if circumstances warrant," Swenson added.

About Rock of Ages

Rock of Ages is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

The statements in this release that are not historical facts constitute or may constitute "forward-looking statements," as defined under the Federal Securities Laws, and involve numerous risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Such risks and uncertainties include, among others: the ability of the Company to successfully implement its retail acquisition program; the ability of the company to successfully integrate the acquired operations into it's own operations; demand for the Company's products; economic, business, regulatory and/or competitive conditions, and other factors affecting the Company's business previously disclosed in more detail and as may be disclosed hereafter from time to time in Rock of Ages' filings with the U.S. Securities and Exchange Commission.

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Agency Contact:	Company Contact:
Neil G. Berkman	Kurt M. Swenson
Neil G. Berkman Associates	Chairman & CEO
(310) 277-5162	(603) 225-8397